FOURTH AMENDMENT TO
THE ETF DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT to the ETF Distribution Agreement dated as of December 28, 2021 (the “Agreement”), is entered into by and between the ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor"), with an effective date of March 24, 2026.

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend Exhibit A of the Agreement to reflect an updated funds list;

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by the parties.
NOW, THEREFORE, the parties agree as follows:
The following fund is added to Amended Exhibit A:
Pzena U.S. Large Cap Value ETF
Pzena International Value ETF

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Jeffrey T. Rauman	By: /s/Teresa Cowan
Jeffrey T. Rauman, President	Teresa Cowan, President

Date: 3/23/26	Date: 3.24.26

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AMENDED EXHIBIT A
Fund List

Vox Populi ETF (fka The Reverb ETF)
Logan Capital Broad Innovative Growth ETF Scharf ETF
Scharf Global Opportunity ETF
Pzena U.S. Large Cap Value ETF
Pzena International Value ETF

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